THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FORM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES THAT PRIOR TO THE DATE (THE "RESALE DATE") WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), TO OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.


                   VISUAL BIBLE INTERNATIONAL, INC.
(a corporation existing under the laws of the State of Florida,
                      United States of America)


                              DEBENTURE
                          (the "Debenture")

     1. This Debenture is executed by Visual Bible International, Inc. (the "Corporation") on the
24th day of December, 2002 (the "Effective Date").

     2. The Corporation for value received acknowledges itself indebted to and hereby covenants to pay to _____________________________ (hereinafter called the "Lender") at
____________________________________ or at such other address designated by the Lender from time to time, the principal sum (the "Maximum Principal Amount") of _______________________ United States Dollars (US$________________), or so much thereof as shall be advanced (each, an "Advance") and shall be unpaid (the "Existing Principal Amount"), together with interest (the "Interest") on the Existing Principal Amount outstanding from time to time at the rate of 15% per annum calculated on the basis of a 365 day year and compounded annually. Such Interest shall accrue on the Existing Principal Amount from the date upon which the Corporation receives an Advance from the Lender (the "Advancement Date") until the date on which the Existing Principal Amount has been repaid in full. Repayment of the Existing Principal Amount and the Interest thereon will be undertaken by the Corporation in the manner described in paragraph 7 below. Advances under this Debenture shall occur as follows:

      (a) An Advance (the "Initial Production Advance") in the amount of US$_________________ (the amount determined by multiplying $750,000.00 by the quotient resulting from the division of the Maximum Principal Amount by the sum of the Maximum Principal Amounts of the Initial Funding Debentures (as hereinafter defined), shall be made by the Lender on the Effective Date.

      (b) Subsequent to the Initial Production Advance, and subject to the terms and conditions hereof, the then Chief Financial Officer of the Corporation (the "Responsible Officer") shall be entitled to make a written demand (each, a "Subsequent Advance Demand") simultaneously upon all Lenders under each Initial Funding Debenture and under each Subsequent Funding Debenture (as hereinafter defined) for an Advance (each, a "Subsequent Advance" and together with the Initial Production Advance, the "Production Advances") under each and every Initial Funding Debenture and each and every Subsequent Funding Debenture (all together, the "Debentures") in the aggregate amount so indicated in the Subsequent Advance Demand (the "Total Subsequent Advance"), provided that each such Subsequent Advance Demand shall include a request for a Total Subsequent Advance in an aggregate amount of not less than US$50,000.00. In connection with each such Subsequent Advance Demand and the Total Subsequent Advance requested thereby, subject to the terms and conditions hereof, Lender shall make a Subsequent Advance in an amount determined by multiplying (x) the Total Subsequent Advance included as part of a Subsequent Advance Demand by (y) the quotient resulting from the division of (i) the Maximum Principal Amount by (ii) the sum of the Maximum Principal Amounts of all Debentures within five (5) business days of the receipt of a Subsequent Advance Demand; provided that, in no event shall the aggregate of all Production Advances under all Debentures (the "Production Borrowings") exceed US$3,500,000.00 (the "Production Limit").

      (c) Subject to the terms and conditions hereof, Lender shall make an Advance (the "Initial Marketing Advance") in an amount determined by multiplying (x) US$250,000.00 by (y) the quotient resulting from the division of (i) the Maximum Principal Amount by
(ii) the sum of the Maximum Principal Amount of all Debentures within five (5) days after receipt by Lender of written notice executed by the Responsible Officer indicating that Corporation has completed principal photography of the word-for-word film adaptation of the Gospel of John (American Bible Society's Good New Bible version) (the "Production").

      (d) Subsequent to the Initial Marketing Advance, and subject to the terms and conditions hereof, the Responsible Officer shall be entitled to make a written demand (each, a "Subsequent Marketing Advance Demand") simultaneously upon all Lenders under each of the Debentures for an Advance (each, a "Subsequent Marketing Advance") in the aggregate amount so indicated in the Subsequent Marketing Advance Demand (the "Total Subsequent Marketing Advance"), provided that each such Subsequent Marketing Advance Demand shall include a request for a Total Subsequent Marketing Advance in an aggregate amount of not less than US$50,000.00. In connection with each such Subsequent Marketing Advance Demand and the Total Subsequent Marketing Advance requested thereby, subject to the terms and conditions hereof, Lender shall make a Subsequent Marketing Advance in an amount determined by multiplying (x) the Total Subsequent Marketing Advance by (y) the quotient resulting from the division of
(i) the Maximum Principal Amount by (ii) the sum of the Maximum Principal Amounts of all of the Debentures; provided that, in no event shall the aggregate of all Initial Marketing Advances and all Subsequent Marketing Advances under all Debentures exceed the difference resulting from subtracting (x) the Production Borrowings from (y) the aggregate of the Maximum Principal Amount of all the Debentures.

      (e) Subsequent to the Initial Production Advance, Lender shall only be obligated to make Subsequent Advances hereunder so long as no breach or event of default then exists hereunder and provided that the actual expenditures made by the Corporation in connection with the Production as of the date of the request for a Subsequent Advance, when added to the subject Total Subsequent Advance and the amount reasonably expected to be necessary to complete the Production, as evidenced by a certificate executed by the Responsible Officer, but excluding Budget amounts designated as deferments, do not exceed the Aggregate Budget Amount.

      (f) Subsequent to the Initial Marketing Advance, Lender shall only be obligated to make Subsequent Marketing Advances hereunder so long as no breach or event of default then exists hereunder.

     3. Corporation shall not be liable to Lender under this Debenture except with respect to the Existing Principal Amount and the accrued and unpaid Interest thereon, and receipt by Corporation of any Advance hereunder shall be conclusive as to the advancement thereof by Lender to Corporation pursuant hereto.

     4. This Debenture is one of a series of debentures to be issued by the Corporation in connection with a bridge production financing facility (the "Production Facility") in an aggregate principal amount of up to Five Million United States Dollars (US$5,000,000.00). In that regard, Corporation has, on the Effective Date concluded debentures for a portion of the Production Facility in an amount of Four Million United States Dollars (US$4,000,000.00) (the "Initial Funding"). Subsequent to the conclusion of the Initial Funding, Corporation shall be entitled, on or before February 14, 2003, to execute debentures (the "Subsequent Funding Debentures") on terms substantially the same as the terms of the Initial Funding Debentures for the remaining One Million United States Dollars (US$1,000,000.00) of the Production Facility (the "Subsequent Funding"). The aggregate of the Maximum Principal Amount under the Initial Funding Debentures and under the Subsequent Funding Debentures shall be collectively referred to herein as the "Facility Proceeds".

     5. Notwithstanding any provision contained herein to the contrary, until such time the Corporation executes Subsequent Funding Debentures in the Maximum Principal Amount of not less than Four Hundred Fifty Five Thousand Five Hundred United States Dollars (US$455,500.00) Advances under the Initial Funding Debentures shall be limited to Two Million Five Hundred Thousand United States Dollar (US$2,500,000.00).

     6. The Corporation hereby represents, warrants and covenants with the Lender as set forth in this paragraph 6 (the
"Representations"). The Representations shall be true and correct on and as of the Effective Date and on and as of the date of each Advance hereunder. The Representations are as follows:

      (a) The Corporation shall, at all times, segregate the Facility Proceeds from the other funds of the Corporation and, shall deposit the Facility Proceeds into a separate bank account maintained by the Corporation for that purpose.

      (b) As to the first US$3,500,000 of the Facility Proceeds (the "Production Portion"), such Production Portion will only be utilized by the Corporation to pay for costs and expenses incurred by the Corporation (the "Production Expenses") in connection with the Production. As to the remainder of the Facility Proceeds (the "Marketing Portion"), such Marketing Portion will only be utilized by the Corporation to pay for costs and expenses incurred by the Corporation (the "Marketing Expenses") in connection with the marketing of the Production prior to the first sale of the double video/DVD units (the "DVD Units") of the Production (the "Pre-launch Marketing").

      (c) Attached hereto as Exhibit 6.(c) is the contemplated
Production budget (the "Budget"). The Budget sets forth the aggregate amounts budgeted by the Corporation for the Production
(the "Aggregate Budget Amount").

      (d) The Corporation anticipates that principal photography of the Production will begin in January 2003 and that delivery of the film negative will occur by August 31, 2003. The Corporation expects that the DVD Units will be marketed to the public commencing in September 2003. The Corporation makes no guarantee that the forgoing dates will be achieved; however, the Corporation agrees to use commercially reasonable efforts to achieve such dates. The Corporation shall engage, and at all times while the Existing Principal Amount remains unpaid shall utilize, the services of one or more fulfillment corporations (each, a "Fulfillment Corporation") to handle, process, account for and collect all proceeds from all direct market orders received for the DVD Units from United States and Canadian sources.

      (e) The Corporation lawfully owns and will continue to lawfully own, subject to existing encumbrances, and is and will be lawfully in the possession of, all the property necessary for Corporation to carry on its business operations in substantially the same manner as conducted on the Effective Date.

      (f) The Corporation will maintain its corporate existence, and it will carry on and conduct its business in a manner substantially consistent with manner in which it conducts its business on the Effective Date.

      (g) The Corporation will comply in all material respects with all laws, rules, governmental restrictions and regulations applicable to it and, it will obtain and maintain in good standing all leases, licences, permits and approvals from any and all governments, governmental commissions, boards or agencies required in respect of its operations.

      (h) The Corporation will fulfill all covenants and obligations hereunder including the obligation to make the payments of the Existing Principal Amount and Interest in the manner required hereunder.

      (i) The direct market sale price of the DVD Units will not be reduced below US$40.00 without the prior approval of the holders of a majority (based upon the then Existing Principal Amount under the Debentures which gave rise to the Facility Proceeds) of the Debentures.

      (j) The Corporation shall not execute any contract or agreement that would obligate Corporation to pay from proceeds received by it from the direct market sale price of the DVD Units from United States and Canadian sources any amount in excess of US$23.00, unless such obligation to so pay is subordinated to the interest of the holders of the Debentures or unless such obligation is approved by the holders of a majority (based upon the then Existing Principal Amount under the Debentures which gave rise to the Facility Proceeds) of the Debentures.

      (k) Prior to a date which is twenty four (24) months from the Effective Date (the "Restriction Period"), the Corporation shall not, without the approval by the holders of a majority (based upon the then Existing Principal Amount under the Debentures which gave rise to the Facility Proceeds) of the Debentures, sell, transfer or otherwise dispose of all or any of its rights and interests in and to the Production (the "Ownership Rights").

     7.   The Corporation shall undertake payment of the Existing
Principal Amount and the accrued and unpaid Interest thereon as follows:

      (a) All repayments of the Existing Principal Amounts and payments of Interest will be made by the Corporation from the Unit Retained Portion (as defined in paragraph 7.(b), below) to the Lender and will be made pro rata to Lender from such Unit Retained Portion determined by multiplying the Unit Retained Portion by the quotient resulting from the division of the Existing Principal Amount by the Existing Principal Amounts advanced under all of the Debentures as of the date of such payment (the "Pro Rata Portion").

      (b) The Corporation agrees that it will cause, by an irrevocable instruction in the form attached hereto as Exhibit 7.(b), each Fulfillment Corporation utilized by the Corporation in connection with sales of the DVD Units from United States and Canadian sources to segregate a portion of the proceeds derived from the sale of each DVD Unit from United States and Canadian sources (the "Unit Retained Portion") in the amount of Eleven United States Dollars (US$11.00), or, in the event that proceeds of any such sale are in Canadian Dollars (the "Canadian Unit Retained Portion"), then the Canadian Unit Retained Portion shall be an amount of Canadian Dollars equal to US$11.00, and the Fulfillment Corporation shall be obligated to cause the Canadian Unit Retained Portion to be converted into US$11.00, and to pay Lender therefrom Lender's Pro Rata Portion thereof (each such payment to Lender of Lender's Pro Rata Portion of the Unit Retained Portion being defined as a "Fulfillment Payment"). The Corporation, further, agrees that sales of DVD Unit from United States and Canadian sources undertaken by the Fulfillment Corporations shall account for ninety five percent (95%) of sales of the DVD Units from United States and Canadian sources at all times when any Existing Principal Amount remains outstanding. Corporation shall cause each Fulfillment Corporation so utilized by the Corporation to commence such Fulfillment Payments not later than the tenth day of the month commencing with the first month after receipt by each such Fulfillment Corporation of any proceeds derived from the sale of any DVD Unit from United States and Canadian sources, and such Fulfillment Payments shall continue to be made on the tenth day of each subsequent month thereafter until the earlier to occur of: (i) the payment in full of the Principal Amount outstanding hereunder and all accrued and unpaid Interest due hereunder; or (ii) the time that such Fulfillment Corporation no longer derives any proceeds from the sale any DVD Unit from United States and Canadian sources. Each Fulfillment Payment shall be applied in the following order of priority:

          (1) first, toward any amounts of accrued Interest due hereunder;

          (2)    next, toward the Existing Principal Amount.

      (c) If not sooner paid pursuant to the terms hereof, this Debenture shall be due in full two (2) years after the Effective
Date (the "Maturity Date").

      (d) Upon payment in full by Corporation of the Existing
Principal Amount and any and all amounts of accrued and unpaid
Interest due hereunder, this Debenture shall automatically be cancelled and shall no longer be of any force or effect notwithstanding the actual cancellation hereof.

      (e) Notwithstanding anything contained or inferred in this Debenture to the contrary, the Existing Principal Amount may be prepaid by Corporation, in whole or in part, at any time and from time to time without premium or penalty.

     8. This Debenture is executed and delivered in accordance with a commercial transaction described in a certain Subscription Agreement (the "Subscription Agreement") between Lender and the Corporation, the terms of which are incorporated herein by this reference.

     9.   As security for the payment of the amounts owing under
this Debenture, the Corporation has delivered or has caused to be delivered to all of the Lenders under all of the Debenture certain Security Agreements (collectively, the "Security Agreements) of even date herewith, on certain assets of the Corporation (the "Encumbered Assets"). The Security Agreements consist of a version to be utilized in connection with United States law (the "United States Security Agreement") and a version to be utilized in connection with Canadian law (the "Canadian Security Agreement"). The Corporation hereby grants to all Lenders under the Debentures a continuing first priority security interest in the Encumbered Assets (the "Security Interest"), as security for the payment of the Debentures, which Security Interest shall be enforceable and subject to all the provisions of the Debentures, as if such Encumbered Assets were specifically pledged hereunder. Lender acknowledges that
Corporation may execute additional security agreements (the "Third Party Security Agreements") as to the Encumbered Assets in favor of the banks, other institutional financing, governmental agencies and authorities and certain other parties providing other forms of financing to the Corporation in connection with the Production (collectively, the "Third Party Lenders") and, that the Security Interest so granted under such Third Party Security Agreements shall be pari passu with the Security Interest granted under the Security Agreements. A schedule of the Third Party Lenders is attached hereto Exhibit 9.  Furthermore, Lender acknowledges that the manner in which the rights of the Lenders and the Third Party Lenders under the Security Agreements and the Third Party Security Agreements may
be governed and controlled pursuant to an intercreditor agreement
(the "Intercreditor Agreement") that may be executed by and between such Lenders and such Third Party Lenders. The Security Interest shall be perfected in such jurisdictions as may be deemed reasonably appropriate by the holders of a majority (based upon the then
Existing Principal Amount under the Debentures which gave rise to
the Facility Proceeds) of the Debentures.   Any action to be taken
under the Security Agreements shall be determined by the procedures set forth therein or under the Intercreditor Agreement, if applicable.

     10. Any action to be taken under this Debenture shall be determined by the holders of a majority (based upon the then Existing Principal Amount under the Debentures which gave rise to the Facility Proceeds) of the Debentures. Accordingly, as determined by the holders of the majority of the Debentures, the Lender may, by notice in writing, waive any breach by the Corporation of any of the provisions contained in this Debenture or any default by the Corporation in the observance or performance of any covenant or condition required to be observed or performed by the Corporation under the terms of this Debenture.

     11. In connection with any breach or default by the Corporation hereunder (a "Default"), the Lender shall provide a written notice of any such Default to Corporation (a "Default Notice"), and Corporation shall have a period of ten (10) days after receipt of a Default Notice in which to cure such Default (the "Cure Period"), provided that if any such Default is of a nature that it cannot be cured within the Cure Period then if Corporation has commenced such cure within the Cure Period and, thereafter, use its best efforts to cure such Default, the Cure Period shall be extended for such reasonable period of time as is necessary for Corporation to cure such Default. Should the Corporation fail to cure any such Default within in the Cure Period as provided under this paragraph, Lender shall, thereafter, be entitled to pursue any rights or remedies in favor of Lender pursuant hereto.

     12. THIS DEBENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS, RULES OR PRINCIPLES. ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS DEBENTURE SHALL BE BROUGHT IN THE COURTS OF NEW YORK COUNTY IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. LENDER AND CORPORATION HEREBY ACCEPT THE EXCLUSIVE JURISDICTION OF THOSE COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING. LENDER AND CORPORATION HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING RISING OUT OF OR RELATING TO THIS DEBENTURE OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF BROUGHT IN ANY OF THE ABOVE DESCRIBED COURTS AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDING BROUGHT IN NEW YORK COUNTY, NEW YORK, HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     13. If any provision of this Debenture shall be or shall become illegal or unenforceable in whole or in part, the remaining provisions shall nevertheless be valid, binding and subsisting.

     14. Any communication to be given to the Corporation hereunder may be given by delivering, transmitting by telecopier or mailing the same addressed to the Corporation as indicated hereinafter. Any communication so delivered or transmitted by telecopier shall be conclusively deemed to have been received on delivery or transmittal, as the case may be, or if mailed shall be conclusively deemed to have been received by the Corporation on the third business day following that on which it was mailed. For the purposes hereof the address of the Corporation, until changed by the Corporation by notice in writing to Lender, shall be:

      VISUAL BIBLE INTERNATIONAL, INC.
      c/o Edward H. Gilbert, P.A.
      5100 Town Center Circle, Suite 430
      Boca Raton, Florida 33486
      Attention: Edward H. Gilbert, Esq.
      Telecopier No:  (561) 361-9369

with a copy to:

      Harold Kramer
      Executive Vice President and Chief Financial Officer
      Visual Bible International, Inc.
      1235 Bay Street, Suite 300
      Toronto, Ontario
      M5R 3K4
      Telecopier No:  (416) 921-9951

     15. No consent or waiver by the Lender shall be effective unless made in writing and signed by Lender or, if applicable, an authorized officer thereof.

     16. This Debenture and all its provisions shall enure to the benefit of the Lender and its successors and permitted assigns and shall be binding upon the Corporation and its successors and assigns. For the purposes hereof, "successors" includes any corporation resulting from the amalgamation of the Lender with any other party or the amalgamation of the Corporation with any other party. Corporation may not assign any benefit to be derived hereunder to any party other than an Affiliate (as such term is defined under the Securities Act) without the prior written consent of a majority (based upon the then amount of principal outstanding under all Debentures which gave rise to the Facility Proceeds) of the Debentures.

     17. If Lender retains the services of counsel by reason of default by Corporation to make the payments in the manner required hereunder, all costs of suit and all reasonable attorneys' fees and such other reasonable expenses so incurred by Lender shall be paid by Corporation. If Corporation retains the services of counsel by reason of default by Lender hereunder, all costs of suit and all reasonable attorneys' fees and such other reasonable expenses so incurred by Corporation shall be paid by Lender and may be off set by Corporation against any Principal Amount outstanding hereunder.
                    (Signature Appears Next Page)
     IN WITNESS WHEREOF the Corporation has caused this Debenture to be signed by one of its proper officers duly authorized in that behalf on the Effective Date.



                  VISUAL BIBLE INTERNATIONAL, INC.



                  By: ____________________________________
                                      Harold Kramer, Executive
                                      Vice-President and Chief
                                      Financial Officer



                            Exhibit 6.(c)

                              The Budget


                            Exhibit 7.(b)

                     The Irrevocable Instruction


                              Exhibit 9

                       The Third Party Lenders